Exhibit 99.1

Dear Shareholder:

2007 was dedicated to rebuilding and preparing for the opportunities ahead. We focused on attracting new tenants, leasing more space, improving our properties and earning higher rents. As a result, we succeeded in increasing our occupancy and revenue over previous years.

This year brings new challenges, a fragile credit market roiled by the sub-prime debacle, and the uncertainty about the presidential election outcome. We invested in our properties to make them more attractive and to attract better tenants. Thus, Whitestone is positioned solidly to weather any storms this year and capitalize on new opportunities.

Culture and Philosophy
The culture and philosophy at Whitestone is to enhance shareholder value by focusing on our employees, tenants and real estate communities. We pursue excellence in real estate management through developing our team, establishing prompt financial measurement systems, and then measuring our results against benchmarks. We believe that well-trained employees guided by sound financial information can make effective, timely decisions. The result: Professional real estate management that enhances shareholder equity.

We give our 48 employees the respect they merit and the tools they need. We mentor their development and review them on a regular basis, and we expect in return that they put shareholder interests first. Though there were no salary increases in 2007, we lost none of the management team that joined us from the previous property manager and overall turnover was about 21% as compared to the industry average of 30%. We have focused on enhancing the depth and breadth of the management team. The Whitestone REIT Executive Management Leadership Training Program will graduate its first class of 17 this spring. These managers have completed more than 40 hours of real estate education, taught both by in-house and outside professionals, such as a nationally recognized real estate valuation expert, a highly respected management consultant, and an internationally acclaimed architect.

To decrease voluntary tenant attrition by at least 20%, which we believe will result in a cashflow improvement in the range of $600,000-to-$800,000 during 2008, Whitestone initiated a proactive tenant relations improvement program. To accomplish this, we have emphasized a policy of quality service and worked hard to maintain good relations with our tenants.

And, our tenants appreciate it. For example, Soloman Ruth of Qwik Wash Laundry at Holly Knight retail plaza,  wrote us recently,  “From 2001 to 2006,  Qwik  Wash Laundry had a difficult  time trying to cultivate and  build a good landlord-tenant relationship.  We would like to extend our heartfelt thanks to Ms. Cindy Clothier (Whitestone’s property manager) for helping us build the kind of landlord-tenant relationship [this past year] that we were trying to build from day one. After all the pain and stress we had to endure, it is fair to say that Ms. Clothier has added years to my life.”

Similarly, we are working hard to improve our relations with our real estate industry colleagues.

For example, good relations with real estate brokers help us to sign more profitable leases. Testifying to our success so far, Robert Avery, president of Houston lease broker, Alta Commercial Real Estate Services, Inc., recently wrote about Whitestone’s Senior Leasing Agent Gary Triplett, “During the negotiations I always felt that, while you exclusively represented the interests of Whitestone, you treated Mr. Daly and me in a professional, respectful manner. Some building owners in Houston apparently do not understand what it takes to bring assets to full occupancy and I believe your company will beat those owners if you maintain the same leasing strategy and caring attitude I experienced during our work together.”

The Benefits of Internalized Management
One of our most important improvements has been to internalize the property management function. The Board of Trustees refused to buy the former property management operation for the offering price of $10 million, and instead established Whitestone REIT’s own property management group. It cost us less than $250,000 for furniture, fixtures, computers, phone system, and offices to establish the division, considerably less than paying an outside manager or buying that outside manager for $10 million. Additionally, our administrative costs should diminish as a percentage of revenues compared to the increasing amounts that would have been paid to an outside manager as we continue to grow revenues, and we provide our shareholders complete “transparency.”

Better Financial Controls Lead to Better Decisions
Importantly, to manage property well, the managers must have the company’s financial information readily and quickly available. We established financial controls that enable us to analyze Whitestone’s performance monthly. Our accounting and systems group is now producing consolidated financial statements within ten days from the time we close our books each month, providing decision-making data in a timely fashion. Our goal is to reduce the time to five days.

We make decisions, before we spend shareholders’ money, after examining the costs versus the benefits. We compare our results against our expectations and previous performance Our senior management team meets weekly to review strategic business issues. In addition, we have group operating, leasing and property management meetings. This flow of information minimizes surprises and helps us to react quickly to capitalize on emerging trends or to refine prior decisions.

An Upturn in New Leases Written
Our leasing group performed beyond expectations in 2007, considering the challenges it faced.

Indications of this superior performance include:
•	New leases written in 2007 were $42 million, 110% greater than the $20 million in new leases signed in 2006.
•	The amount of rent-per-occupied square foot rose 8% in the fourth quarter of 2007 from the year-earlier period.
•	Our occupancy rate reached 86.2%, up 4.5 percentage points from 81.7% in June 2007 for properties owned for more than one year (see graph of Historic Occupancy).

Much of this increase in occupancy occurred at the end of 2007, thus the full year impact on revenue of $1.7 million will be seen in 2008.

Maintaining Property Values and Functionality
In order to achieve a higher level of rent per square foot,  we invested in improving the properties to attract higher quality tenants and made significant outlays to take care of deferred maintenance    and    capital   improvements    to    retain   our   current   tenants.    Our   property management group completed tenant improvements on more than 800,000 square feet of new and renewed leases, spending $1 million more in property operations, repairs, and maintenance in 2007 than last year and invested another $2 million in capital improvements.

By the end of 2007, our tenants and vendors knew that we cared about their businesses and that we wanted them to succeed. Interest in our properties rose and prospective tenants continued to call us for available space.

Bottom Line Performance
As Whitestone entered 2007, the challenges mounted. Years of deferred property maintenance and necessary capital improvements required immediate attention. Some marginal tenants experienced business failures and had to be replaced. Attracting new tenants required additional construction of space to accommodate their needs.

We dealt with these negative issues one by one. As a result of the investments in capital improvements and property maintenance to attract better quality tenants that pay higher rents with longer term leases, maintenance and leasing costs rose.

Legal costs of $2.2 million, or about $0.14 per share, were a major factor in reducing our bottom line. We hope to have these legal issues resolved soon. With a trial date set for May 19, 2008 (with an alternate date of June 2), and the favorable partial motion for summary judgment we received in March 2008, we expect to put this distraction behind us.

We are pleased to report that the company is stable, our people in good spirits, our bank loans in compliance, and our financial systems in place. In the past year, we have strengthened our balance sheet and maintained our liquidity. We are positioned to grow the company, and when the market timing is right, to list the company on a stock exchange for the public trading of our shares.

We are confident about Whitestone’s future growth and proud of our achievements thus far. On behalf of our board of trustees and entire management team, I thank our 1,700 investors for the patience they have shown in supporting us through this year.

We appreciate your continued confidence and support.

Sincerely,
James C. Mastandrea
Chairman and Chief Executive Officer

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